PARAGON TONER, INC.
_____________________________________________________________________________________

FINANCIAL STATEMENTS

AS OF AND FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008

WITH

INDEPENDENT ACCOUNTANTS’ REVIEW REPORT

PARAGON TONER, INC.
FINANCIAL STATEMENTS
JUNE 30, 2009 AND 2008

INDEPENDENT ACCOUNTANTS’ REVIEW REPORT

To the Board of Directors
Paragon Toner, Inc.
La Mirada, CA

We have reviewed the accompanying balance sheets of Paragon Toner, Inc. (an S corporation, the “Company”) as of June 30, 2009 and 2008, and the related statements of operations, changes in stockholder’s equity, and cash flows for the six months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of the Company.

A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles in the United States of America.

Los Angeles, California
September 25, 2009

PARAGON TONER, INC.
BALANCE SHEETS
AS OF JUNE 30, 2009 AND 2008

ASSETS

	2009	2008
Current assets:

Cash and cash equivalents (Note 2)	$115,128	$55,149
Accounts receivable, net (Note 2)	870,917	522,087
Inventory (Notes 2 and 3)	423,474	661,738
Note receivable (Note 4)	15,000	-
Total current assets	1,424,519	1,238,974

Due from related parties (Note 5)	343,380	228,150

Property and equipment (Note 2):

Automobile	34,092	34,092
Furniture & fixture	53,388	53,388
Leasehold improvement	5,060	5,060
Machinery and equipment	433,469	433,469
	526,009	526,009
Less: Accumulated depreciation	(355,382)	(272,696)
Net property and equipment	170,627	253,313

Other assets:

Website, net of amortization (Note 10)	22,519	38,049
Security deposits	20,748	20,748
Other assets	-	540
Total other assets	43,267	59,337

Total Assets	$1,981,793	$1,779,774

See accompanying notes to financial statements.

PARAGON TONER, INC.
BALANCE SHEETS
AS OF JUNE 30, 2009 AND 2008

LIABILITIES AND STOCKHOLDER’S EQUITY

	2009	2008
Current liabilities:

Accounts payable	$665,150	$634,255
Line of credit (Note 6)	600,000	540,265
Current portion of notes payable (Note 7)	60,809	93,859
Current portion of capital lease obligations (Note 8)	30,526	32,680
Accrued expenses	12,860	99,159
Total current liabilities	1,369,345	1,400,218
Long term liabilities:

Notes payable, net of current portion (Note 7)	31,357	92,166
Capital lease obligations, net of current portion (Note 8)	38,608	69,134
Deferred rent (Note 2)	60,420	40,478
Convertible bonds payable (Note 9)	199,220	-
Total long term liabilities	329,605	201,778

Total liabilities	1,698,950	1,601,996

Stockholder’s equity:

Common stock - no par value
1,000,000 shares authorized,
12,900 shares issued and outstanding	129,000	129,000
Retained earnings	153,843	48,778
Total stockholder’s equity	282,843	177,778

Total liabilities and stockholder’s equity	$1,981,793	$1,779,774

See accompanying notes to financial statements.

PARAGON TONER, INC.
STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND 2008

	2009	2008
Net sales	$2,975,031	$4,028,082
Cost of goods sold:
Beginning inventory	458,936	655,117
Purchases	1,456,449	2,175,992
Direct labor	438,299	593,022
Manufacturing overhead	198,788	197,325
Freight, supplies and other costs	19,673	57,085
	2,572,145	3,678,541
Less: Ending inventory	(423,474)	(661,738)
Total cost of goods sold	2,148,671	3,016,803
Gross profits	826,360	1,011,279
Selling, general and administrative expenses (Note 13)	578,131	1,008,994
Income from operations	248,229	2,285
Other income (expenses):
Interest expense	(23,545)	(34,442)
Net other expense	(23,545)	(34,442)
Income (loss) before income tax provision	224,684	(32,157)
Provision for income taxes (Note 2)	3,883	3,218
Net income (loss)	$220,801	$(35,375)

See accompanying notes to financial statements.

PARAGON TONER, INC.
STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND 2008

	Common Stock
				Total
			Retained	Stockholder’s
	Shares	Amounts	Earnings	Equity

Balance at January 1, 2008	12,900	$129,000	$218,757	$347,757

Distributions to stockholder for the six months ended June 30, 2008	-	-	(134,604)	(134,604)

Net loss for the six months ended June 30, 2008	-	-	(35,375)	(35,375)

Balance at June 30, 2008	12,900	$129,000	$48,778	$177,778

Balance at January 1, 2009	12,900	$129,000	$(10,648)	$118,352

Distributions to stockholder for the six months ended June 30, 2009	-	-	(56,310)	(56,310)

Net income for the six months ended June 30, 2009	-	-	220,801	220,801

Balance at June 30, 2009	12,900	$129,000	$153,843	$282,843

See accompanying notes to financial statements.

PARAGON TONER, INC.
STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND 2008

	2009	2008
Cash flows from operating activities:
Net income (loss)	$220,801	$(35,375)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Bad debt expense	-	247,793
Depreciation and amortization	52,042	47,059
Provision for inventory obsolescence	-	9,005
(Increase) decrease in:
Accounts receivable	(406,127)	(61,805)
Inventory	35,461	(15,626)
Increase (decrease) in:
Accounts payable	172,345	71,721
Accrued expenses	(36,575)	2,065
Deferred rent	2,435	(2,604)
Total adjustments	(180,419)	297,608
Net cash provided by operating activities	40,382	262,233
Cash flows from investing activities:
Acquisition of property	-	(13,004)
Increase in due from related parties	(67,930)	(107,355)
Increase in note receivable	(15,000)	-
Net cash used in investing activities	(82,930)	(120,359)
Cash flows from financing activities:
Net proceeds from line of credit	-	45,000
Net payments on notes payable	(48,422)	(43,832)
Payments on capital lease obligations	(17,075)	(16,548)
Proceeds from convertible bonds payable	199,220	-
Distributions to stockholder	(56,310)	(83,449)
Net cash provided by (used in) financing activities	77,413	(98,829)
Net increase in cash	34,865	43,045
Cash at beginning of the period	80,263	12,104
Cash at end of the period	$115,128	$55,149

(continued)

See accompanying notes to financial statements.

PARAGON TONER, INC.
STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND 2008

	2009	2008
Supplemental disclosures:
Cash paid during the period:
Income taxes	$2,249	$4,276
Interest expense	$23,545	$34,442

Noncash financing activities:
Conversion of due to related parties to distributions to Stockholder	$-	$51,155

See accompanying notes to financial statements.

PARAGON TONER, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2009 AND 2008

Note 1 - Nature of Business

Paragon Toner, Inc. (the “Company”) was incorporated in the State of California on January 27, 2004. The Company is engaged primarily in manufacturing, and distributing compatible toners, which are sold primarily to customers in the United States.

Note 2 - Summary of Significant Accounting Policies

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, who is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Estimates are primarily used for depreciation of property and equipment, amortization of intangible assets, allowances for doubtful accounts and inventory valuation. Actual results could differ from those estimates.

Revenue recognition

The Company recognizes revenues from product sales when earned. Specifically, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred (or services have been rendered), the price is fixed or determinable, and collectability is reasonably assured. Revenue is not recognized until title and risk of loss have transferred to the customer. The shipping terms for the majority of the Company’s revenue arrangements are FOB (free on board) destination. Revenue is recorded net of customer returns, allowances and discounts that occur under arrangements established with customers.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be categorized as cash and cash equivalents.

Allowance for doubtful accounts

The allowance for doubtful accounts is computed based upon the management’s estimate of uncollectible accounts and historical experience. The Company performs ongoing credit evaluations of its customers to estimate potential credit losses. Amounts are written off against the allowance in the period the Company determines that the receivable is uncollectible. The allowance for doubtful accounts is $0 and $247,793 as of June 30, 2009 and 2008, respectively.

PARAGON TONER, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2009 AND 2008

Note 2 - Summary of Significant Accounting Policies (continued)

Inventory

Inventory is stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method. Appropriate consideration is given to obsolescence, slow moving items and other factors in evaluating net realizable value.

Property and equipment

Property and equipment are stated at cost. The straight-line method is used to calculate depreciation over their estimated useful lives ranging as follows:

Automobile	3 years
Furniture & fixture	5 to 7 years
Leasehold improvement	5 years
Machinery and equipment	5 years

Leasehold improvements are depreciated to expense over the shorter of the life of the improvement or the remaining lease term. Capital expenditures that enhance the value or materially extend the useful life of the related assets are reflected as additions to property and equipment. Expenditures for repairs and maintenance are charged to expense as incurred. Upon a sale or disposition of assets, a gain or a loss is included in the statement of operations. Depreciation expense amounted to $44,032 and $39,000 for the six months ended June 30, 2009 and 2008, respectively.

Impairment of long-lived assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value. In management’s opinion, no such impairment existed as of June 30, 2009 and 2008.

Accrued expenses

The Company’s accrued expenses consist of amounts payable for salaries, payroll taxes and sales taxes.

Deferred rent

The Company recognizes rent expense equal to the total of the payments and free rent received due over the lease term, divided by the number of months of the lease term applying the straight-line method. The difference between rent expense recorded and the amount paid is credited or charged to deferred rent.

Shipping and handling

Certain shipping and handling fees are charged to customers and these are classified as revenue. The costs associated with all shipping to customers are recorded as operating expenses. Shipping expenses for the six months ended June 30, 2009 and 2008 amounted to $89,859 and $69,009, respectively.

PARAGON TONER, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2009 AND 2008

Note 2 - Summary of Significant Accounting Policies (continued)

Income taxes

The Company elected to be subject to the S corporation provisions of the Internal Revenue Code for federal and state income tax purposes effective January 27, 2004. Accordingly, as an S corporation, the Company’s taxable income or losses and applicable tax credits are passed through to its shareholder and reported on shareholder’s individual income tax return. However, the State of California requires S Corporation to pay a state franchise tax (currently 1.5% on its taxable income).

Recent pronouncements

In October 2008, the FASB issued Staff Position No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active (FSP 157-3). FSP 157-3 clarifies the application of SFAS 157. The Company expects the adoption of FSP 157-3 will not have a material impact on financial condition or results of operations.

In December 2008, the FASB provided for a deferral of the effective date of FIN 48 for certain nonpublic enterprises to annual financial statements for fiscal years beginning after December 15, 2008. The Company has elected this deferral and accordingly will be required to adopt FIN 48 in its 2009 annual financial statements. Prior to adoption of FIN 48, the Company will continue to evaluate its uncertain tax positions and related income tax contingencies under Statement No. 5, Accounting for Contingencies. SFAS No. 5 requires the Company to accrue for losses it believes are probable and can be reasonably estimated.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP FAS 115-2/124-2”). FSP FAS 115-2/124-2 requires entities to separate any other-than-temporary impairment of a debt security into two components when there are credit related losses associated with the impaired debt security for which management asserts that it does not have the intent to sell the security, and it is more likely than not that it will not be required to sell the security before recovery of its cost basis. The amount of the other-than-temporary impairment related to a credit loss is recognized in earnings, and the amount of the other-than-temporary impairment related to other factors is recorded in other comprehensive loss. FSP FAS 115-2/124-2 is effective for periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company expects the adoption of FSP FAS 115-2/124-2 will not have a material impact on its financial condition or results of operations.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS 107-1 and APB 28-1”). FSP FAS 107-1 and APB 28-1 require disclosures about fair value of financial instruments in interim and annual financial statements. FSP FAS 107-1 and APB 28-1 are effective for periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company expects the adoption of FSP FAS 107-1 and APB 28-1 will not have a material impact on its financial condition or results of operations.

PARAGON TONER, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2009 AND 2008

Note 2 - Summary of Significant Accounting Policies (continued)

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions that are Not Orderly” (“FSP FAS 157-4”). Under FSP FAS 157-4, if an entity determines that there has been a significant decrease in the volume and level of activity for the asset or the liability in relation to the normal market activity for the asset or liability (or similar assets or liabilities), then transactions or quoted prices may not accurately reflect fair value. In addition, if there is evidence that the transaction for the asset or liability is not orderly, the entity shall place little, if any weight on that transaction price as an indicator of fair value. FSP FAS 157-4 is effective for periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company expects the adoption of FSP FAS 157-4 will not have a material impact on its financial condition or results of operations.

Note 3 - Inventory

Inventory consists of the following at June 30:

	2009	2008

Finished goods	$128,949	$219,628
Raw materials	329,511	479,957
	458,460	699,585
Less: Inventory reserve	(34,986)	(37,847)
Total	$423,474	$661,738

The Company recorded a reserve for slow moving and obsolete inventory of $0 and $9,005 as cost of goods sold for the six months ended June 30, 2009 and 2008, respectively. Overhead allocated to the inventory amounted to $10,436 and $10,360 for the six months ended June 30, 2009 and 2008, respectively.

Note 4 - Note receivable

The Company has $15,000 and $0 of non-interest bearing note receivable from an unrelated party as of June 30, 2009 and 2008, respectively. The note is due in lump-sum repayment on maturity date of September 22, 2009.

Note 5 - Due from related parties

Advances to family members of the stockholder are unsecured, non-interest bearing and due on demand. The Company has $343,380 and $228,150 of advances due from related parties as of June 30, 2009 and 2008, respectively.

PARAGON TONER, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2009 AND 2008

Note 6 - Line of Credit

The Company has a line of credit with a bank with a maximum borrowing limit of $600,000. The outstanding balance was $600,000 and $540,265 as of June 30, 2009 and 2008, respectively. This line of credit matures on June 7, 2010 and is secured by the Company’s accounts receivable, inventory and other miscellaneous assets. Interest is accrued at the bank’s prime plus 1.00% (4.25% as of June 30, 2009).

The Company incurred interest expenses on this line of credit of $13,244 and $19,098 for the six months ended June 30, 2009 and 2008, respectively. This line of credit contains certain covenants, and in management opinion, the Company is in compliance with the covenants as of June 30, 2009.

Note 7 - Notes Payable

As of June 30, the Company has long term notes payable as follows;

	2009	2008

A note payable to a bank, due in monthly installments of $3,143, including interest at the bank’s prime plus 1.25% (4.50% as of June 30, 2009). The note matures in May 2011, and is collateralized by substantially all the assets of the Company. The note is subject to various restrictive covenants, including maintenance of financial ratios at all times.	$64,426	$95,529

A note payable to a bank, due in monthly installments of $3,249, including interest at the bank’s prime plus 1.25% (4.50% as of June 30, 2009). The note matures in November 2009, and is collateralized by substantially all the assets of the Company.	15,265	50,504

A note payable to a bank, due in monthly installments of $2,476, including interest at the bank’s prime plus 2.00% (5.25% as of June 30, 2009). The note matures in May 2011, and is collateralized by substantially all bank accounts of the Company.	12,475	39,992

Total notes payable	92,166	186,025

Less: Current portion	(60,809)	(93,859)

Notes payable, net of current	$31,357	$92,166

PARAGON TONER, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2009 AND 2008

Note 7 - Notes Payable (continued)

Maturities of notes payable are as follows for the years ending December 31:

Years ending December 31,	Amount

2009	$44,170
2010	33,820
2011	14,176

Total	$92,166

Total interest expenses from the notes payable were $2,857 and $5,548 for the six months ended June 30, 2009 and 2008, respectively.

Note 8 - Capital Lease Obligations

The Company entered into numerous capital lease agreements with leasing companies to purchase certain equipment and transportation vehicles. As of June 30, these assets are carried as follows:

	2009	2008

Equipment	$162,889	$162,889
Transportation vehicles	32,800	32,800
Less: Accumulated depreciation	(141,490)	(112,307)
	$54,199	$83,382

The related future minimum lease payments under the capital lease obligations are as follows at June 30:

	2009	2008
Total minimum lease payments	$87,345	$136,535
Less: Amount representing interest	(18,211)	(34,721)
Present value of net minimum lease payments	69,134	101,814
Less: Current portion	(30,526)	(32,680)
Capital lease obligations, net of current portion	$38,608	$69,134

Maturities of capital lease obligations are as follows for the years ending December 31:

Years ending December 31,	Amount

2009	$18,685
2010	21,888
2011	20,447
2012	8,114
Total	$69,134

PARAGON TONER, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2009 AND 2008

Note 8 - Capital Lease Obligations (continued)

Total interest expenses from the capital lease obligations were $7,444 and $9,796 for the six months ended June 30, 2009 and 2008, respectively.

Note 9 - Convertible Bonds Payable

The Company has convertible bonds payable of $199,220 and $0 as of June 30, 2009 and 2008, respectively. The principal and any accrued but unpaid interest under the convertible notes will be due and payable upon demand by the holders at anytime after May 13, 2010. The bonds are convertible into the Company's common stock at a conversion price of $155 per stock at any time upon demand. The maximum number of shares that could be issued is 1,297 shares.

Note 10 - Capitalized Website Costs

The Company amortizes its website over the estimated useful life of three years. Amortizable intangible assets are tested for impairment when impairment indicators are present, and, if impaired, written down to fair value based on either discounted cash flows or appraised values. No impairment of website costs has been identified during the periods presented. The carrying amount and accumulated amortization related to the website costs are as follows as of June 30:

	2009	2008
Gross balance	$46,589	$46,589
Less: Accumulated amortization	(24,070)	(8,540)

Net balance	$22,519	$38,049

Estimated aggregate amortization expense for each of the succeeding years is as follows:

Years ending December 31,	Amount

2009	$7,765
2010	14,754
Total	$22,519

Total amortization expenses were $7,765 for the both six months ended June 30, 2009 and 2008.

PARAGON TONER, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2009 AND 2008

Note 11 - Commitments and Contingencies

The Company leases its warehouse and office from a non-affiliate. Future minimum rental payments under these leases as of June 30, 2009 are as follows:

Years ending December 31,	Amount

2009	$134,686
2010	273,235
2011	279,619
2012	23,301
Total	$710,841

Rent expenses amounted to $125,462 and $127,605 for the six months ended June, 30, 2009 and 2008, respectively. The Company allocated $114,933 and $119,210 of rent expenses to cost of goods sold for the six months ended June 30, 2009 and 2008, respectively.

Note 12 - Concentration of Credit Risk

Beginning December 19, 2008, the Federal Deposit Insurance Company (FDIC) began the “Transaction Account Guarantee Program”. Under that program, through December 31, 2013, all noninterest-bearing transaction accounts are fully guaranteed by the FDIC for the entire amount in the account. Coverage under the Transaction Account Guarantee Program is in addition to and separate from the coverage available under the FDIC's general deposit insurance rules. The general deposit insurance limit was also raised from $100,000 to $250,000 through December 31, 2009. As of June 30, 2009, The Company had no balances above this limit.

A significant portion of the Company’s sales and accounts receivable is concentrated in a limited number of customers. Two major customers account for 49% of total revenue and 35% of total receivable for the six months ended and as of June 30, 2009. Three major customers account for 54% of total revenue and 65% of total receivable for the six months ended and as of June 30, 2008. The Company expects that a significant portion of its sales may continue to be concentrated with a limited number of customers. The concentration of the business with a relatively small number of customers may expose the Company to a material adverse effect if one or more of large customers were to experience financial difficulty.

PARAGON TONER, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2009 AND 2008

Note 13 - Schedules of Selling, General and Administrative Expenses

The selling, general and administrative expenses for the six months ended June 30 are as follows:

	2009	2008

Salaries and wages	$338,435	$457,059
Payroll taxes	34,930	48,108
Advertising expense	3,960	3,032
Automobile expense	8,294	6,648
Bad debt expense	-	247,793
Bank charges	10,720	10,378
Commission	-	47,021
Contribution	1,230	1,025
Depreciation and amortization	14,833	11,361
Dues and subscriptions	528	477
Freight out	89,859	69,009
Insurance	7,685	6,012
Meals and entertainment	4,269	4,508
Office expense	5,157	5,943
Penalty	3,096	6,917
Professional fees	5,900	42,350
Rent	10,529	8,395
Repair and maintenance	5,964	1,824
Supplies	12,729	10,637
Taxes and licenses	45	827
Telephone	7,857	8,576
Travel	1,887	5,928
Utilities	8,351	890
Miscellaneous	1,873	4,276
Total selling, general and admin expenses	$578,131	$1,008,994